Rosetta Genomics Ltd.
March 3rd, 2003

To

Mr. Yossi Ben-Yossef
Kadima Hi-Tech ("Kadima")

Dear Yossi,

Re: Rosetta Genomics Ltd. (the " Company") - New Investment Round

Pursuant to our conversation and for the sake of good order, following is a summary of the terms agreed in our conversation, with respect to the possible participation of new investors organized by Kadima, in Rosetta's contemplated new investment round:

1.
Rosetta is contemplating to close a new investment round of $2M from external investors at a pre-money valuation of $20M by not later than April 30, 2003 (the "Investment Round"). The pre-money valuation may change in the event that the Investment Round is closed following the above-mentioned date.

2	Kadima will be entitled to organize a group of new external investors to participate in the Investment Round (such investors: the "Kadima Investors"), under the following terms:

2.1
All of the Kadima Investors will invest through Kadima, who will be their sole representative towards the Company. All of the shares to be allotted at the closing of the Investment Round, in consideration for the investment of the Kadima Investors, will be allotted to Kadima who will be the sole Company shareholder representing such Kadima Investors. For such purposes Kadima will enter into internal trust agreements with the Kadima Investors with respect to the holding of such shares, in the form already existing in relation to present investors introduced to the Company by Kadima or such other form approved in advance and in writing by the Company.

2.2	The terms of the Investment Round will be reflected in an investment Agreement, which will be drafted by Rosetta's counsels and will be sent to Kadima in the upcoming days.

2.3
Kadima will appoint one legal counsel who will represent all of the Kadima Investors in the negotiations with the Company's legal counsels, with respect to the terms of the Investment Agreement. The Company will not re-negotiate any material terms of the Investment Agreement with individual Kadima Investors.

2.4	Kadima will notify the Company in advance of the identity of the Kadima Investors, which will be subject to the Company's approval.

3.	Kadima shall be entitled to the following consideration for the investments made by Kadima Investors under the Investment Round:

3.1	A cash consideration equal to 5% of the cash investments, which will be made made by Kadima. Investors at the closing of the Investment Round.

3.2
In addition to the consideration specified in Section 3.1 above and taking into consideration the time and other constraints of the proposed investment, Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 2.5% of the amount of shares allotted by the Company to the Kadima Investors at the closing of the Investment Round, at the price per share of the Investment Round. The option will be valid for 18 months following the closing of the Investment Routed.

4.	I would appreciate if you will confirm your agreement to the terms set forth in this Agreement by signing in the signature place below.

Sincerely yours,

By:	/s/ Dr. Isaac Bentwich, CEO

Dr. Isaac Bentwich, CEO Rosetta Genomics Ltd.

We hereby confirm our agreement to the terms set forth above:

By:

Yossi Ben Yossef Kadima Hi Tech

3.1
A cash consideration equal to 5% of the cash investments, which will be made by Kadima Investors at the closing of the Investment Round. VAT shall be added to such cash consideration against a proper tax invoice of Kadima.

3.2
In addition to the consideration specified in Section 3.1 above and taking into consideration the time and other constraints of the proposed investment, Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 2.5% of the amount of shares allotted by the Company to the Kadima Investors at the closing of the Investment Round, at the price per share of the Investment Round. The option will be valid for 18 months following the closing of the Investment Round.

4.
In the event that (i) Kadima's part of the $800k which the Company is currently contemplating to raise under the new 2003 internal bridge loan round (as set forth in the Company's letter to its existing shareholders and lender's dated March 9, 2003) is investment by the Kadima Lenders in full (as defined in the amendment letter to the Company’s 2003 bridge loan agreement, dated December 15, 2002 and (ii) all of the $2M, which the Company is contemplating to raise under the Investment Round will be invested by Kadima Investors, in accordance with sections 2.1 through 2.3 above then Kadima's existing option to purchase shares of the Company (with respect to investments which may be made by Kadima Investors), as set forth in Section 1.2 of the letter agreement between the Company and Kadima, [dated May-28, 2002) will be automatically extended for an additional period of twelve months (i.e. the aggregate period of the option will be 24 months).

5.	I would appreciate if you will confirm your agreement to the terms set forth in this Agreement by signing in the signature place below.

Sincerely yours,

By:	/s/ Dr. Isaac Bentwich, CEO

Dr. Isaac Bentwich, CEO Rosetta Genomics Ltd

We hereby confirm our agreement to the terms set forth above:

By:	/s/ Yossi Ben Yossef

Yossi Ben Yossef Kadima Hi-Tech